Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

February 21, 2018

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and twelve months ended December 31, 2017 and December 31, 2016, in millions of dollars except share and per share amounts.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Net sales	$1,586	$1,373	$5,809	$5,379
Net earnings attributable to Seaboard	$23	$103	$247	$312

Earnings per common share	$19.38	$87.83	$211.01	$266.50
Average number of shares outstanding	1,170,550	1,170,550	1,170,550	1,170,550
Dividends declared per common share	$1.50	$—	$6.00	$—

Notes to Report of Earnings and Dividend Declaration:

In the fourth quarter of 2017, Seaboard Corporation recorded  $65 million of additional income tax expense, or $55.31 per common share, as a result of the December 22, 2017 enactment of the Tax Cuts and Job Act. The additional income tax expense includes a provisional $112 million of additional federal tax, payable over eight years, associated with the mandatory deemed repatriation of permanently invested foreign profits, offset by an estimated reduction in deferred taxes resulting from the rate decrease from 35% to 21%.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $1.50 per share of its common stock. The dividend is payable on March 15, 2018, to stockholders of record at the close of business on March 5, 2018.

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.